UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                 Commission File Number:  1-416

                                ASK JEEVES, INC.
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             (Exact name of registrant as specified in its charter)

                           555 12th Street, Suite 500,
                                   Oakland, CA
                                 (510) 985-7400
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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, par value $0.001 per share
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            (Title of each class of securities covered by this Form)

                                      None
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 (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

  Rule  12g-4(a)(l)(i)        [X]             Rule 12h-3(b)(l)(i)         [X]
  Rule  12g-4(a)(l)(ii)       [ ]             Rule 12h-3(b)(1)(ii)        [ ]
  Rule  12g-4(a)(2)(i)        [ ]             Rule 12h-3(b)(2)(i)         [ ]
  Rule  12g-4(a)(2)(ii)       [ ]             Rule 12h-3(b)(2)(ii)        [ ]
                                              Rule 15d-6                  [ ]

Approximate number of holders of record as of the certification or notice date:

                        Common Stock: 1 holder of record

Pursuant to the requirements of the Securities Exchange Act of 1934, Ask Jeeves, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: July 19, 2005
                                    ASK JEEVES, INC.

                                    By: /s/ BRETT ROBERTSON
                                        ---------------------------------------
                                        Name: Brett Robertson
                                        Title: Executive Vice President,
                                        General Counsel and Secretary